Exhibit 5.1

REEDER & SIMPSON, P.C.

ATTORNEYS AT LAW

P.O. Box 601 RRE Commercial Center Majuro, MH 96960 Marshall Islands	RMI Tel.: +692-625-3602 Honolulu Tel.: 808-352-0749 Email: dreeder.rmi@gmail.com r.simpson@simpson.gr

November 30, 2018

Navios Maritime Containers L.P.

Attn: Ms. Angeliki Frangou, Chairman and Chief Executive Officer

7 Avenue de Grande Bretagne, Office 11B2

Monte Carlo, MC 98000 Monaco

Re:	Navios Maritime Containers L.P.

Ladies and Gentlemen:

We have acted as Republic of the Marshall Islands (the “RMI”), counsel to Navios Maritime Containers L.P., a RMI limited partnership (the “Partnership”), in connection with the Partnership’s registration statement on Form F-1 (File No. 333-225677) (such registration statement as amended at the effective date thereof, being referred to herein as the “Registration Statement”), as filed with the Securities and Exchange Commission (the “Commission”), pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations promulgated thereunder, with respect to the registration of the distribution of 855,050 common units of the Partnership (the “Units”), held by Navios Maritime Partners L.P. (“Navios Partners”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction the following documents (together the “Documents”):

(i)	the Partnership’s Registration Statement;

(ii)	the Prospectus made part of the Partnership’s Registration Statement (the “Prospectus”); and

(iii)	the form of the Agreement of Limited Partnership of the Partnership (the “Partnership Agreement”).

We have also examined such corporate documents and records of the Partnership and its general partner, Navios Maritime Containers GP LLC, a RMI limited liability company, and other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures, and the legal competence or capacity of persons or entities to execute and deliver such documents. As to various questions of fact which are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Partnership and others, and have made no independent investigation, but have assumed that any representation, warranty or statement of fact or law, other than as to the laws of the RMI, made in any of the Documents is true, accurate and complete.

Based on the foregoing, and having regard to legal considerations which we deem relevant, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that the Units are validly issued, fully paid and nonassessable.

We qualify our opinion to the extent that we express no opinion as to any law other than the laws of the RMI, including the statutes and Constitution of the RMI, as in effect on the date hereof and the reported judicial decisions interpreting such statutes and constitution. None of the opinions expressed herein relate to compliance with or matters governed by the laws of any jurisdiction except the RMI.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to each reference to us in the Registration Statement, without admitting we are “experts” within the meaning of the Act or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Dennis J. Reeder

Dennis J. Reeder—Reeder & Simpson, P.C.

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